Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Primerica, Inc.:

We consent to the use of our reports dated March 2, 2010 on the combined financial statements of Primerica, Inc. as of December 31, 2009 and 2008 and for each of the years in the three years ended December 31, 2009, and all related financial statement schedules, incorporated by reference.

Our reports refer to the adoption of the provisions of Statement of Position 05-1, Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (included in FASB ASC Topic 944, Financial Services – Insurance), FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Topic 740, Income Taxes), and Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (included in FASB ASC Topic 825, Financial Instruments), as of January 1, 2007. Our reports also refer to the adoption of the provisions of FASB Staff Position Accounting Standards No. 115-2 and Financial Accounting Standards No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments – Debt and Equity Securities) as of January 1, 2009.

Atlanta, Georgia

March 31, 2010

/s/ KPMG LLP